Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS IMPROVED RESULTS FOR THE FOURTH QUARTER OF 2011

BEDMINSTER, N.J.—February 1, 2012 – For the year and quarter ended December 31, 2011, Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $12.17 million (year) and $2.53 million (quarter), respectively, and diluted earnings per share of $1.25 (year) and $0.26 (quarter), respectively.

Income taxes for the year included a one-time state tax benefit of $2.99 million, or $0.34 per diluted share, related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections indicated that this deferred tax asset would be realized in future periods.

For comparative purposes, the Corporation believes that comparing earnings excluding the one-time state tax benefit provides a better analysis of earnings trends. The information discussed in the next paragraph is a non-GAAP measure.

Therefore, as detailed in the financial table on page 14, net income and diluted earnings per share for the year ended December 31, 2011, excluding the one-time state tax benefit, was $9.18 million and $0.91. This compared favorably to net income of $7.66 million and diluted earnings per share of $0.68 for the same full-year period last year.

Net income and diluted earnings per share for the quarter ended December 31, 2011 was $2.53 million and $0.26. This compared favorably to net income and diluted earnings per share of $1.88 million and $0.18 for the quarter ended December 31, 2010.

Frank A. Kissel, Chairman and CEO, stated, “This has been a solid year and quarter for us, as we continued to see growth in earnings. And, just after year end, we redeemed the final portion of the Treasury’s original investment under the Capital Purchase Program (CPP). When combining this redemption with our past two redemptions in 2010 and 2011, we repaid all of the original CPP investment completely from internally generated capital, without diluting existing shareholders. As I have said many times, this has always been our plan and we have been successful. It is quite an accomplishment.” Mr. Kissel also noted that the final redemption this year will save the Corporation approximately $720 thousand in dividend expense on an annual basis going forward.

The Corporation’s provision for loan losses for the quarter ended December 31, 2011 was $1.75 million, below the $2.85 million provision recorded in the December 2010 quarter, but slightly higher than the $1.50 million provision recorded in the September 2011 quarter.

Net Interest Income and Margin

Net interest income, on a fully tax-equivalent basis, was $12.79 million for the fourth quarter of 2011, up from $12.06 million for the third quarter of 2011, and up slightly from $12.65 million for the fourth quarter of 2010.

On a fully tax-equivalent basis, the net interest margin was 3.46 percent for the December 2011 quarter compared to 3.37 percent for the September 2011 quarter, and 3.62 percent for the December 2010 quarter.

In comparing the fourth quarter of 2011 to the third quarter of 2011, the December 2011 quarter benefitted from increased loans, reduced short term/overnight investments, and increased core deposits.

In comparing the 2011 quarter to the 2010 quarter, the lower Treasury yields and flatter Treasury yield curve environment, compressed asset yields more than the cost of funds. This effect was partially offset by the loan and core deposit growth noted above.

Loans

Average loans totaled $993 million for the fourth quarter of 2011 as compared to $943 million for the same 2010 quarter, reflecting an increase of $50 million.

The average residential mortgage loan portfolio for the fourth quarter of 2011 increased $38 million when compared to the same quarter of 2010. The increase is attributable to originations retained in the portfolio that have outpaced loan paydowns. During this period of lower interest rates, refinance activity has generally been robust. Many of these loans have been retained in portfolio. However, the Corporation does sell certain of its longer-term, fixed-rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment.

The average commercial mortgage and commercial loan portfolio for the fourth quarter of 2011 increased $31 million from the fourth quarter of 2010. The increase was attributable to commercial mortgage demand, principally from high quality borrowers looking to refinance multi-family and other commercial mortgages held by other institutions.

From December 31, 2010 to December 31, 2011, the total loan portfolio grew $106 million, or over 11 percent, to $1.04 billion. Mr. Kissel stated, “Contrary to reports that banks are not lending, we are and we have been successful in finding new solid credit opportunities. Loan originations increased to $321 million for the full year of 2011 up from $223 million for 2010. Included in the total were commercial mortgage/commercial loan originations of $103 million for 2011, up from $46 million for 2010.” Mr. Kissel went on to say, “We anticipate that we will benefit in the future from utilizing cash flows from our lower-yielding investment portfolio to fund our higher-yielding loan production. In doing so, we will continue to remain committed to our conservative underwriting standards.”

As of December 31, 2011, the residential first mortgage loan pipeline stood at $47 million and the commercial mortgage/commercial loan pipeline stood at $69 million, with many other lending opportunities in the discussion stage.

Deposits

Average total deposits (interest-bearing and noninterest-bearing) increased $82 million for the December 2011 quarter from the same quarter last year.

Average noninterest-bearing checking balances grew $43 million for the fourth quarter of 2011 from the fourth quarter of 2010. Average interest-bearing checking balances for the quarter ended December 31, 2011 rose $61 million from the same quarter in 2010. Average savings accounts increased $12 million from the fourth quarter of 2010 to the fourth quarter of 2011.

Overall checking and savings growth is attributable to the Corporation’s relationship orientation. The Corporation has successfully focused on business and personal core deposit generation, particularly checking, establishing municipal relationships within its market territory and growth in deposits associated with its commercial mortgage/commercial loan growth.

Average certificates of deposit (CDs) declined $34 million for the December 2011 quarter from the December 2010 quarter. The Corporation allowed higher cost CDs to run-off, and replaced those funds with lower cost, more stable core deposits.

From December 31, 2010 to December 31, 2011, total deposits increased $92 million. The Corporation’s checking and savings balances increased $131 million, while higher costing CD balances declined by $31 million and money market balances declined by $8 million.

Mr. Kissel commented, “Our continued growth in checking and savings deposits has significantly reduced our cost of funds and increased our franchise value.”

PGB Trust and Investments

PGB Trust and Investments generated $2.58 million in fee income in the fourth quarter of 2011 and $10.69 million for the year ended December 31, 2011, reflecting nearly 8 percent growth over 2010’s full year. The market value of the assets under administration of the Trust Division stood at $1.96 billion at December 31, 2011.

Craig C. Spengeman, President of PGB Trust & Investments commented, “We are pleased with our success in guiding clients through the volatile equity markets and extended low interest rate environment during this challenging economic period.  As a result we continue to see growth in new relationships engaging our services and advice.  Recent key additions to staff were made to enhance our ability to both grow and service our valued clients generation to generation.”

Other Noninterest Income

Other noninterest income, exclusive of Trust fees, totaled $1.67 million in the December 2011 quarter compared to $1.04 million in the same quarter a year ago. The 2011 quarter included:

•	Increased service charges and fees, principally due to increased core deposit accounts and activity from such account holders;
•	Increased income from Bank Owned Life Insurance, due to improved crediting rates, as well as a benefit from life insurance proceeds paid to the Corporation in the quarter;
•	Increased securities gains from the strategic sales of securities;
•	Reduced broker fee income / gain on sale of loans, as more new loan originations were retained in portfolio in 2011 rather than sold; and
•	A loss on sale of an OREO property.

The 2010 quarter included a $581 thousand other-than-temporary impairment charge on securities.

Operating Expenses

The Corporation’s total operating expenses were $11.55 million in the December 2011 quarter compared to $10.69 million in the December 2010 quarter. The 2011 expenses included an $865 thousand write-down of a property in OREO and also included a $192 thousand prepayment penalty on the early payoff of a higher costing Federal Home Loan Bank borrowing.

The 2011 expense levels also include costs for the Corporation to keep up with the increased regulatory burden on financial institutions. The net effect of these new/additional costs were principally offset by various operational efficiencies and reduced FDIC insurance expense due to a regulatory change in the calculation of FDIC assessments.

Asset Quality

At December 31, 2011, nonperforming loans totaled $19.2 million or 1.85 percent of loans compared to $22.9 million or 2.36 percent of loans at September 30, 2011 and $18.8 million or 2.01 percent of loans at December 31, 2010. Nonperforming assets at December 31, 2011 totaled $26.3 million or 1.65 percent of total assets, compared to $26.2 million or 1.66 percent of assets at September 30, 2011 and $22.8 million or 1.51 percent of assets at December 31, 2010. Mr. Kissel commented, “The Corporation is in active negotiations for sale of its largest commercial OREO property. We have been pleased with the overall progress in resolving problem assets, and we believe that progress will continue.”

Capital / Dividends

At December 31, 2011, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.73 percent, 12.51 percent and 13.76 percent, respectively. The Corporation’s ratios are all above the levels necessary to be considered well capitalized under applicable regulatory guidelines. Additionally, the Corporation’s common equity ratio (common equity to total assets) at December 31, 2011 was 6.81 percent of total assets of $1.60 billion, reflecting growth from 6.44 percent of total assets of $1.51 billion at December 31, 2010.

The Corporation’s preferred dividend and accretion for the December 2011 quarter was $220 thousand, flat to the September 2011 quarter, but down from $326 thousand for the December 2010 quarter. The reduction reflects the March 2011 $7.2 million partial redemption of the preferred shares previously issued under the Treasury’s CPP.

As previously announced, on January 19, 2012 the Board of Directors declared a regular cash dividend of $0.05 per share payable on February 16, 2012 to shareholders of record on February 2, 2012.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.60 billion as of December 31, 2011. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure or that of our IT providers
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

ASSETS
Cash and due from banks	$7,097	$8,135	$8,678	$7,348	$6,490
Federal funds sold	100	100	100	100	100
Interest-earning deposits	35,856	66,424	51,606	42,234	56,097
Total cash and cash equivalents	43,053	74,659	60,384	49,682	62,687

Securities held to maturity	100,719	121,241	140,572	151,993	140,277
Securities available for sale	319,520	311,927	249,837	271,687	275,076
FHLB and FRB Stock, at cost	4,569	4,699	4,704	4,619	4,624

Loans held for sale, at fair value	2,841	722	1,813	1,168	—

Residential mortgage	498,482	438,828	432,735	432,413	419,653
Commercial mortgage	330,559	317,066	316,197	300,659	288,183
Commercial loans	123,845	129,039	128,839	133,614	131,408
Construction loans	13,713	14,893	15,385	17,693	25,367
Consumer loans	19,439	20,345	20,184	19,278	20,622
Home equity lines of credit	50,291	51,458	48,805	45,512	45,775
Other loans	2,016	1,564	3,612	1,130	1,489
Total loans	1,038,345	973,193	965,757	950,299	932,497
Less: Allowance for loan losses	13,223	13,843	14,056	14,386	14,282
Net loans	1,025,122	959,350	951,701	935,913	918,215

Premises and equipment	31,941	32,497	33,098	33,386	33,820
Other real estate owned	7,137	3,264	3,000	3,000	4,000
Accrued interest receivable	4,078	3,788	4,391	4,587	4,231
Bank owned life insurance	27,296	27,767	27,537	27,301	27,074
Deferred tax assets, net	26,367	27,543	24,689	26,039	26,083
Other assets	7,692	7,831	9,014	11,343	9,338
TOTAL ASSETS	$1,600,335	$1,575,288	$1,510,740	$1,520,718	$1,505,425

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$297,459	$254,646	$238,788	$235,977	$228,764
Interest-bearing deposits
Checking	341,180	337,900	322,801	302,589	290,322
Savings	92,322	89,527	86,828	85,741	80,799
Money market accounts	516,920	511,059	507,159	526,355	524,449
CD’s $100,000 and over	71,783	76,100	73,186	73,966	79,311
CD’s less than $100,000	124,228	127,778	132,949	139,022	147,901
Total deposits	1,443,892	1,397,010	1,361,711	1,363,650	1,351,546
Borrowings	17,680	20,793	20,905	24,016	24,126
Capital lease obligation	9,178	6,396	6,426	6,383	6,304
Other liabilities	6,614	30,406	6,489	14,585	5,733
TOTAL LIABILITIES	1,477,364	1,454,605	1,395,531	1,408,634	1,387,709
Shareholders’ Equity	122,971	120,683	115,209	112,084	117,716
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,600,335	$1,575,288	$1,510,740	$1,520,718	$1,505,425

Trust division assets under
administration (market value,
not included above)	$1,957,146	$1,857,527	$2,005,859	$1,997,214	$1,940,404

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Asset Quality:
Loans past due over 90 days
and still accruing	$345	$836	$412	$323	$666
Nonaccrual loans	18,865	22,103	14,943	19,173	18,114
Other real estate owned	7,137	3,264	3,000	3,000	4,000
Total nonperforming assets	$26,347	$26,203	$18,355	$22,496	$22,780

Nonperforming loans to
total loans	1.85%	2.36%	1.59%	2.05%	2.01%
Nonperforming assets to
total assets	1.65%	1.66%	1.21%	1.48%	1.51%

Accruing TDR’s (A)	$7,281	$5,519	$8,171	$3,787	$5,680

Loans past due 30 through 89
days and still accruing	$11,632	$9,706	$8,200	$5,419	$5,475

Classified Loans	$49,101	$52,031	$51,586	$51,186	$41,947

Impaired Loans	$26,212	$27,529	$23,115	$26,056	$28,397

Allowance for loan losses:
Beginning of period	$13,843	$14,056	$14,386	$14,282	$14,025
Provision for loan losses	1,750	1,500	2,000	2,000	2,850
Charge-offs, net	(2,370)	(1,713)	(2,330)	(1,896)	(2,593)
End of period	$13,223	$13,843	$14,056	$14,386	$14,282

ALLL to nonperforming loans	68.83%	60.35%	91.54%	73.79%	76.05%
ALLL to total loans	1.27%	1.42%	1.46%	1.51%	1.53%

Capital Adequacy:
Tier I leverage
(5% minimum to be considered
well capitalized)	7.73%	7.86%	7.63%	7.59%	7.96%
Tier I capital to risk-weighted assets
(6% minimum to be considered
well capitalized)	12.51%	12.73%	12.67%	12.25%	12.91%
Tier I & II capital to
risk-weighted assets
(10% minimum to be considered
well capitalized)	13.76%	13.98%	13.92%	13.51%	14.16%

Common equity to
Total assets	6.81%	6.78%	6.71%	6.46%	6.44%

Book value per
Common share	$12.47	$12.09	$11.48	$11.13	$11.03

(A)    Does not include $3.8 million at December 31, 2011, $3.9 million at September 30, 2011, $1.3 million at June 30, 2011, $1.1 million at March 31, 2011 and $379 thousand at December 31, 2010 of TDR’s included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For The Three Months Ended
	December 31,	September 30,		June 30,	March 31,	December 31,
	2011	2011		2011	2011	2010
Income Statement Data:
Interest income	$14,101	$13,594		$14,099	$14,257	$14,707
Interest expense	1,485	1,699		1,916	2,036	2,214
Net interest income	12,616	11,895		12,183	12,221	12,493
Provision for loan losses	1,750	1,500		2,000	2,000	2,850
Net interest income after
provision for loan losses	10,866	10,395		10,183	10,221	9,643
Trust fees	2,584	2,555		2,829	2,718	2,598
Other income	1,350	1,170		1,218	1,255	1,621
Securities gains/(losses), net	316	248		277	196	(4)
Other-than-temporary impairment
Charge, securities	—	—		—	—	(581)
Total other income	4,250	3,973		4,324	4,169	3,634
Salaries and employee benefits	5,651	5,789		5,817	5,973	5,469
Premises and equipment	2,313	2,322		2,386	2,322	2,248
FDIC insurance expense	278	253		397	604	598
Other expenses	3,306	2,209		2,435	2,344	2,374
Total operating expenses	11,548	10,573		11,035	11,243	10,689
Income before income taxes	3,568	3,795		3,472	3,147	2,588
Income tax (benefit)/expense	1,041	(1,537)	(A)	1,304	1,006	711
Net income	2,527	5,332	(B)	2,168	2,141	1,877
Dividends and accretion
on preferred stock	220	219		219	570	326
Net income available to
Common shareholders	$2,307	$5,113	(B)	$1,949	$1,571	$1,551

Per Common Share Data:
Earnings per share (basic)	$0.26	$0.58	(C)	$0.22	$0.18	$0.18
Earnings per share (diluted)	0.26	0.58	(C)	0.22	0.18	0.18

Performance Ratios:
Return on Average Assets	0.64%	1.39%	(D)	0.57%	0.57%	0.50%
Return on Average Common
Equity	8.61%	19.87%	(E)	7.82%	6.44%	6.34%

Net Interest Margin
(Taxable Equivalent Basis)	3.46%	3.37%		3.49%	3.54%	3.62%

(A)	Income taxes for the third quarter includes a one-time state tax benefit of $2.988 million related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections now indicate that this deferred tax asset can be utilized when it is realized in future periods.
(B)	Net income and net income available to common shareholders, excluding the one-time state tax benefit of $2.988 million would be $2.344 million and $2.125 million, respectively for the third quarter.
(C)	EPS excluding the one-time state tax benefit of $2.988 million is $0.24 for the third quarter. See page 14, for more information on this non-GAAP measure.
(D)	ROA excluding the one-time state tax benefit of $2.988 million is 0.61% for the third quarter. See page 14, for more information on this non-GAAP measure. ROE excluding the one-time state tax benefit of $2.988 million is 8.26% for the third quarter. See page 14, for more information on this non-GAAP measure.
(E)	ROE excluding the one-time state tax benefit of $2.988 million is 8.26% for the third quarter. See page 14, for more information on this non-GAAP measure.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For The
	Twelve Months Ended
	December 31,
	2011		2010
Income Statement Data:
Interest income	$56,051		$60,922
Interest expense	7,136		11,032
Net interest income	48,915		49,890
Provision for loan losses	7,250		10,000
Net interest income after
provision for loan losses	41,665		39,890
Trust fees	10,686		9,901
Other income	4,993		5,031
Securities gains, net	1,037		124
Other-than-temporary impairment
charge, equity securities	—		(941)
Total other income	16,716		14,115
Salaries and employee benefits	23,230		22,529
Premises and equipment	9,371		9,624
FDIC insurance expense	1,532		2,322
Other expenses	10,266		8,635
Total operating expenses	44,399		43,110
Income before income taxes	13,982		10,895
Income tax expense	1,814	(A)	3,231
Net income	12,168	(B)	7,664
Dividends and accretion
on preferred stock	1,228		1,686
Net income available to
Common shareholders	$10,940	(B)	$5,978

Per Common Share Data:
Earnings per share (basic)	$1.25	(C)	$0.68
Earnings per share (diluted)	1.25	(C)	0.68

Performance Ratios:
Return on Average Assets	0.79%	(D)	0.52%
Return on Average Common
Equity	10.74%	(E)	6.26%

Net Interest Margin
(Taxable Equivalent Basis)	3.47%		3.64%

(A)	Income taxes for the twelve months ended 12/31/11 includes a one-time state tax benefit of $2.988 million related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections now indicate that this deferred tax asset can be utilized when it is realized in future periods.
(B)	Net income and net income available to common shareholders, excluding the one-time state tax benefit of $2.988 million would be $9.180 million and $7.952 million, respectively for the twelve months ended 12/31/11.
(C)	EPS excluding the one-time state tax benefit of $2.988 million is $0.91 for the twelve months ended 12/31/11. See page 14, for more information on this non-GAAP measure.
(D)	ROA excluding the one-time state tax benefit of $2.988 million is 0.60% for the twelve months ended 12/31/11. See page 14, for more information on this non-GAAP measure. ROE excluding the one-time state tax benefit of $2.988 million is 7.81% for the twelve months ended 12/31/11. See page 14, for more information on this non-GAAP measure.
(E)	ROE excluding the one-time state tax benefit of $2.988 million is 7.81% for the twelve months ended 12/31/11. See page 14, for more information on this non-GAAP measure.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP RECONCILIATION

(Dollars in thousands, except share data)

This press release contains certain supplemental financial information, described below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of the Corporation's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Corporation's financial results. Management believes that the Corporation's presentation and discussion, together with the accompanying reconciliation, provides a complete understanding of factors and trends affecting the Corporation's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and the Corporation strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure.

	For the Three	For the Twelve
	Months Ended	Months Ended
	September 30, 2011	December 31, 2011

Net Income:
As reported	$5,332	$12,168
Less: Valuation allowance reversal	2,988	2,988
Net income, excluding valuation allowance reversal	2,344	9,180

Net income available to common shareholders:
As reported	$5,113	$10,940
Less: Valuation Allowance Reversal	2,988	2,988
Net income, excluding valuation allowance reversal	2,125	7,952

Per Common Share Data:
Earnings per share (basic):
As reported	$0.58	$1.25
Less: Valuation allowance reversal	0.34	0.34
Earnings per share (basic),
excluding valuation allowance reversal	0.24	0.91

Earnings per share (diluted):
As reported	$0.58	$1.25
Less: Valuation allowance reversal	0.34	0.34
Earnings per share (diluted),
excluding valuation allowance reversal	0.24	0.91

Performance Ratios:
Return on Average Assets:
As reported	1.39%	0.79%
Return on Average Assets,
excluding valuation allowance reversal	0.61%	0.60%

Return on Average Common Equity:
As reported	19.87%	10.74%
Return on Average Common Equity,
excluding valuation allowance reversal	8.26%	7.81%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2011			December 31, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$369,741	$2,111	2.28%	$356,763	$2,170	2.43%
Tax-Exempt (1) (2)	47,564	386	3.25	34,547	354	4.10
Loans Held for Sale	1,661	23	5.53	N/A	N/A	N/A
Loans (2) (3)	992,617	11,706	4.72	942,542	12,287	5.21
Federal Funds Sold	100	—	0.15	100	1	0.35
Interest-Earning Deposits	66,318	53	0.32	64,020	47	0.29
Total Interest-Earning
Assets	1,478,001	$14,279	3.86%	1,397,972	$14,859	4.25%
Noninterest-Earning Assets:
Cash and Due from Banks	8,466			9,138
Allowance for Loan
Losses	(13,648)			(14,245)
Premises and Equipment	32,170			33,952
Other Assets	77,099			70,506
Total Noninterest-Earning
Assets	104,087			99,351
Total Assets	$1,582,088			$1,497,323

LIABILITIES:
Interest-Bearing Deposits
Checking	$344,560	$181	0.21%	$283,355	$352	0.50%
Money Markets	519,705	371	0.29	519,991	642	0.49
Savings	90,983	46	0.20	78,706	54	0.27
Certificates of Deposit	200,158	643	1.28	234,079	880	1.50
Total Interest-Bearing
Deposits	1,155,406	1,241	0.43	1,116,131	1,928	0.69
Borrowings	18,860	164	3.48	24,162	208	3.44
Capital Lease Obligation	6,436	80	4.97	6,255	78	4.98
Total Interest-Bearing
Liabilities	1,180,702	1,485	0.50	1,146,548	2,214	0.77
Noninterest Bearing
Liabilities
Demand Deposits	268,135			225,228
Accrued Expenses and
Other Liabilities	12,113			6,944
Total Noninterest-Bearing
Liabilities	280,248			232,172
Shareholders’ Equity	121,138			118,603
Total Liabilities and
Shareholders’ Equity	$1,582,088			$1,497,323
Net Interest Income		$12,794			$12,645
Net Interest Spread			3.36%			3.48%
Net Interest Margin (4)			3.46%			3.62%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2011			September 30, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$369,741	$2,111	2.28%	$350,946	$1,762	2.01%
Tax-Exempt (1) (2)	47,564	386	3.25	37,238	353	3.79
Loans Held for Sale	1,661	23	5.53	610	12	8.37
Loans (2) (3)	992,617	11,706	4.72	964,400	11,589	4.81
Federal Funds Sold	100	—	0.15	100	—	0.25
Interest-Earning Deposits	66,318	53	0.32	77,295	43	0.22
Total Interest-Earning
Assets	1,478,001	$14,279	3.86%	1,430,589	$13,759	3.85%
Noninterest-Earning Assets:
Cash and Due from Banks	8,466			8,458
Allowance for Loan
Losses	(13,648)			(14,592)
Premises and Equipment	32,170			32,876
Other Assets	77,099			72,428
Total Noninterest-Earning
Assets	104,087			99,170
Total Assets	$1,582,088			$1,529,759

LIABILITIES:
Interest-Bearing Deposits
Checking	$344,560	$181	0.21%	$321,368	$269	0.33%
Money Markets	519,705	371	0.29	519,918	438	0.34
Savings	90,983	46	0.20	87,863	51	0.23
Certificates of Deposit	200,158	643	1.28	203,612	684	1.34
Total Interest-Bearing
Deposits	1,155,406	1,241	0.43	1,132,761	1,442	0.51
Borrowings	18,860	164	3.48	20,831	177	3.40
Capital Lease Obligation	6,436	80	4.97	6,406	80	4.99
Total Interest-Bearing
Liabilities	1,180,702	1,485	0.50	1,159,998	1,699	0.59
Noninterest Bearing
Liabilities
Demand Deposits	268,135			246,665
Accrued Expenses and
Other Liabilities	12,113			6,287
Total Noninterest-Bearing
Liabilities	280,248			252,952
Shareholders’ Equity	121,138			116,809
Total Liabilities and
Shareholders’ Equity	$1,582,088			$1,529,759
Net Interest Income		$12,794			$12,060
Net Interest Spread			3.36%			3.26%
Net Interest Margin (4)			3.46%			3.37%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2011			December 31, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$369,905	$8,351	2.26%	$329,605	$9,315	2.83%
Tax-Exempt (1) (2)	39,338	1,439	3.66	34,985	1,607	4.59
Loans Held for Sale	880	56	6.41	N/A	N/A	N/A
Loans (2) (3)	965,716	46,716	4.84	958,472	50,529	5.27
Federal Funds Sold	100	—	0.23	174	1	0.23
Interest-Earning Deposits	54,664	144	0.26	64,182	149	0.23
Total Interest-Earning
Assets	1,430,603	$56,706	3.96%	1,387,418	$61,601	4.44%
Noninterest-Earning Assets:
Cash and Due from Banks	8,260			8,567
Allowance for Loan
Losses	(14,561)			(14,070)
Premises and Equipment	33,015			31,826
Other Assets	73,263			69,309
Total Noninterest-Earning
Assets	99,977			95,632
Total Assets	$1,530,580			$1,483,050

LIABILITIES:
Interest-Bearing Deposits
Checking	$318,446	$1,045	0.33%	$258,995	$1,586	0.61%
Money Markets	519,702	2,010	0.39	510,331	3,619	0.71
Savings	86,818	205	0.24	77,023	289	0.38
Certificates of Deposit	207,892	2,815	1.35	266,134	4,286	1.61
Total Interest-Bearing
Deposits	1,132,858	6,075	0.54	1,112,483	9,780	0.88
Borrowings	22,622	742	3.28	29,552	1,046	3.54
Capital Lease Obligation	6,397	319	4.99	3,637	206	5.64
Total Interest-Bearing
Liabilities	1,161,877	7,136	0.61	1,145,672	11,032	0.96
Noninterest Bearing
Liabilities
Demand Deposits	243,850			214,753
Accrued Expenses and
Other Liabilities	7,954			6,490
Total Noninterest-Bearing
Liabilities	251,804			221,243
Shareholders’ Equity	116,899			116,135
Total Liabilities and
Shareholders’ Equity	$1,530,580			$1,483,050
Net Interest Income		$49,570			$50,569
Net Interest Spread			3.35%			3.48%
Net Interest Margin (4)			3.47%			3.64%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.